Exhibit 99.1

16 June 2014

HSBC NORTH AMERICA – SENIOR MANAGEMENT CHANGES

*** Pat Burke appointed President and Chief Executive of HSBC US ***

*** Irene Dorner to retire as Group Managing Director of HSBC Holdings plc and President and Chief Executive of HSBC US ***

*** Rhydian Cox appointed to new position of Head of Regulatory Remediation, HSBC US ***

Patrick (Pat) Burke (52) has been appointed President and Chief Executive of HSBC US with effect from 1 November 2014. Burke will become President and Chief Executive-Designate of HSBC US and an Executive Director of HSBC North America Holdings Inc., HSBC USA Inc. and HSBC Bank USA, N.A. with effect from 30 June 2014.

Burke succeeds Irene Dorner (59), who will retire after a distinguished 32-year career at HSBC.

Burke was appointed Chief Executive of HSBC Finance Corporation in 2010, assuming responsibility for winding down the legacy Household consumer finance business. Burke joined the Group in 1989 and was appointed a Group General Manager in 2011.

Dorner joined HSBC in 1982 as an in-house lawyer at Samuel Montagu. She held a variety of roles at HSBC Bank plc before her appointment as Deputy Chairman and Chief Executive of HSBC Bank Malaysia Berhad in 2007. She moved to the US in 2010 as President and Chief Executive of HSBC Bank USA and took responsibility for all US businesses in 2011. Dorner was appointed a Group Managing Director of HSBC Holdings plc in 2013.

Stuart Gulliver, Group Chief Executive of HSBC Holdings plc, said: “I want to take this opportunity to thank Irene on behalf of all her colleagues for her dedication to HSBC over a career spanning more than three decades.”

Rhydian Cox (53) has been appointed Head of Regulatory Remediation of HSBC US, a new role, and an Executive Director of HSBC North America Holdings Inc., HSBC USA Inc., HSBC Bank USA, N.A and HSBC Finance Corporation with effect from 30 June 2014. Cox will report to the Chief Executive of HSBC US and to Marc Moses, Executive Director and Group Chief Risk Officer. Cox will chair a new US Remediation Committee which will drive the regulatory remediation of high-risk items, including significant control items.

Cox was appointed Chief Risk Officer, Asia-Pacific in 2008. He joined the Group in 1984 and was appointed a Group General Manager in 2013.

This news release is issued by HSBC Holdings plc

Registered Office and Group Head Office:

8 Canada Square, London E14 5HQ, United Kingdom

Web: www.hsbc.com

Incorporated in England with limited liability. Registered number 617987

We only advise on our own life assurance, pensions and unit trusts

HSBC North America – Senior Management Changes/2

Stuart Gulliver commented: “I welcome Pat and Rhydian to their new positions and wish them every success in their new roles.”

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Media enquiries to:
Diane Bergan	+1 212 5258055	diane.soucy.bergan@us.hsbc.com
Donal McCarthy	+44 (0) 20 7992 1631	donal.mccarthy@hsbc.com

Note to editors:

HSBC Holdings plc

HSBC Holdings plc, the parent company of the HSBC Group, is headquartered in London. The Group serves customers worldwide from over 6,300 offices in 75 countries and territories in Asia, Europe, North and Latin America, the Middle East and North Africa. With assets of US$2,758bn as at 31 March 2014, HSBC is one of the world’s largest banking and financial services organisations.

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